Exhibit 99.1

HOLOGIC, INC. ANNOUNCES EXCHANGE TRANSACTION TO

RETIRE 2.00% CONVERTIBLE SENIOR NOTES DUE 2037

BEDFORD, Mass. (Nov. 18, 2010) — Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, announced today that the Company has entered into separate, privately-negotiated exchange agreements under which it will retire $450 million in aggregate principal of the Company’s outstanding 2.00% Convertible Senior Notes due 2037 (“Existing Notes”) in exchange for its issuance of $450 million in aggregate principal of new 2.00% Convertible Exchange Senior Notes due 2037 (“New Notes”). Following these transactions, approximately $1.275 billion in principal amount of the Existing Notes will remain outstanding.

The New Notes mature in 2037 and will pay interest semiannually at a rate of 2.00% per year until December 15, 2016, after which their principal will accrete at a rate of 2.00% per year. Commencing with the interest period beginning December 15, 2016, the New Notes will also pay contingent interest under certain circumstances based on their then current trading price. The New Notes have an initial conversion rate of 43.4216 shares of common stock per $1,000 original principal amount of notes (equivalent to a conversion price of approximately $23.03 per share), subject to adjustment in certain events. The initial conversion price represents a 40% premium over the closing sale price of Hologic’s common stock on November 17, 2010.

Shares of the Company’s common stock, into which the New Notes are convertible, have been reserved for issuance by the Company. Holders of the New Notes have the option to require the Company to purchase the notes outstanding on December 15, 2016 and certain subsequent dates, and in certain other circumstances, at a price equal to the accreted principal amount of the New Notes to be purchased plus any accrued and unpaid interest. The Company has the right to redeem the New Notes beginning December 19, 2016.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast magnetic resonance imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Contact:	Deborah Gordon Vice President, Investor Relations Hologic, Inc. (781) 999-7716	David Cross Vice President & Treasurer Hologic, Inc. (781) 999-7789